Exhibit 5.1

June 5, 2026

AVITA Medical, Inc.

28159 Avenue Stanford

Suite 220

Valencia, CA 91355

Ladies and Gentlemen:

We have acted as counsel to AVITA Medical, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of up to 650,000 shares (the “Shares” and each, a “Share”) of common stock, par value $0.0001 per share, of the Company (“Common Stock”), issuable upon exercise of the warrants evidenced by that certain Warrant Certificate issued on June 5, 2026 (the “Warrant Certificate”), which Warrant Certificate was issued pursuant to the terms of that certain Credit Agreement and Guaranty, dated as of January 13, 2026, by and among the Company, as the Borrower (as defined therein), Avita Medical Americas, LLC, a wholly-owned subsidiary of the Company, as Guarantor (as defined therein), the Lenders (as defined therein and hereinafter referred to as the “Lenders”), and Perceptive Credit Holdings V, LP, as the administrative agent for the Lenders (the “Credit Agreement”). In accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Company has prepared and filed with the U.S. Securities and Exchange Commission (the “Commission”), (a) the registration statement on Form S-3 (File No. 333-294790), filed with the Commission under the Securities Act on March 31, 2026, including each of the Company’s reports that have been filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that are incorporated by reference in such registration statement (the “Registration Statement”), and (b) the base prospectus, dated April 9, 2026 (the “Base Prospectus”), insofar as it pertains to the offering of the Shares, as supplemented by the prospectus supplement, dated June 5, 2026, relating to the offering of the Shares, as filed by the Company with the Commission on June 5, 2026 pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

In connection with rendering the opinion set forth below, we have examined the following (collectively, the “Documents” and each, a “Document”): (i) the Registration Statement; (ii) the Base Prospectus; (iii) the Prospectus Supplement; (iv) the Warrant; (v) the Credit Agreement; (vi) the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on April 17, 2020, as amended by the Certificate of Amendment of the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on December 2, 2020 (the “Certificate of Incorporation”), (vii) the Amended and Restated Bylaws of the Company, adopted and effective as of May 15, 2025 (the “Bylaws” and, together with the

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June 5, 2026

Certificate of Incorporation, the “Company Organizational Documents”), (viii) resolutions adopted by the Company’s Board of Directors (the “Board of Directors”) on January 5, 2026 (the “Resolutions”), relating to among their things, the issuance of the warrants evidenced by the Warrant Certificate pursuant to the Credit Agreement and the issuance of the Shares upon exercise of the warrants evidenced by the Warrant Certificate, (ix) the minutes of the 2026 Annual Meeting of Stockholders of the Company held on June 3, 2026, (x) a certificate of good standing with respect to the Company obtained from the Secretary of State of the State of Delaware on June [5], 2026 (the “Good Standing Certificate”), and (xi) a fact certificate executed and delivered by an officer of the Company with respect to certain matters (the “Fact Certificate”).

For purposes of this opinion letter, we have not examined any documents other than the Documents and assume there exists no provision in any document relating to the matters covered by our opinions below that we have not examined that is inconsistent with the Documents or our opinions below. We have conducted no independent factual investigation of our own but rather have relied solely upon our examination of the Documents, the statements and information set forth therein, including, without limitation, the representations and warranties of the parties made in the Documents and the additional matters recited or assumed in this opinion letter, all of which we assume to be true, complete, and accurate in all respects. We have not independently established any of the facts so relied on.

For the purposes of this opinion letter, we have assumed, without investigation, that: (i) each Document is accurate and complete; (ii) each Document that is an original is authentic; (iii) each Document that is a copy conforms to an authentic original; and (iv) all signatures on each Document are genuine. We have further assumed: (i) the legal capacity and competency of natural persons; (ii) that each party to the Documents is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (iii) that each party to the Documents (A) has the legal capacity, power, and authority to execute, deliver, and perform its obligations under the Documents to which it is a party, (B) has taken all action necessary to duly authorize the execution, delivery, and filing (if applicable) of, and the performance of its obligations under, the Documents to which it is a party, and (C) has duly executed and delivered the Documents to which it is a party; and (iv) that each Document constitutes the legal, valid, and binding obligation of each party thereto, enforceable against each such party in accordance with its terms.

In rendering our opinion set forth below, we also have assumed that: (a) the issuance of all Shares will be duly recorded in the Company’s stock ledger upon issuance; (b) in accordance with Section 158 of the General Corporation Law of the State of Delaware (the “DGCL”), the Shares will be evidenced by certificates, duly executed and delivered, or the Board of Directors will adopt resolutions providing that all shares of Common Stock shall be uncertificated prior to the issuance of the Shares and, within a reasonable time after the issuance of any such Shares, the registered owner of such Shares will be given notice in writing or by electronic transmission in compliance with Section 151(f) of the DGCL; (c) there are no contracts with one or more current or prospective stockholders of the Company (or one or more beneficial owners of stock of the Company), in its or their capacity as such, within the meaning of Section 122(18) of the DGCL; (d) the consideration for the issuance of the Shares upon exercise of the warrants evidenced by the Warrant Certificate will equal or exceed the then par value of a share of Common Stock; (e) the issuance of the Shares will not (A) have the effect, directly or indirectly, of increasing the proportionate shares of stock or securities convertible into stock, in each case, of the Company held by an interested stockholder (within the meaning of Section 203(c) of the DGCL) or (B) confer

June 5, 2026

a benefit, directly or indirectly (except proportionately as a stockholder of the Company), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in paragraphs (c)(3)(i)-(iv) of Section 203 of the DGCL) on an interested stockholder (within the meaning of Section 203(c) of the DGCL); and (f) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of a Share as described in the Prospectus Supplement and pursuant to the Warrant Certificate. We have not verified any of the foregoing assumptions.

Our opinion set forth below is limited to the DGCL and reported judicial decisions interpreting the DGCL. We express no opinion as to the laws, rules, or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws; we express no opinion with respect to the Corporate Transparency Act.

The Shares have been duly authorized for issuance by the Company and, when issued and delivered by the Company against payment therefor as described in the Prospectus Supplement and pursuant to the Warrant Certificate, upon exercise of the warrants evidenced by the Warrant Certificate in accordance with the terms thereof, will be validly issued, fully-paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP